Exhibit 10.1

INTERIM OFFICER ENGAGEMENT AGREEMENT

This agreement (the “Engagement Agreement”) sets forth the terms and conditions of the engagement (the “Engagement”) between SRV Partners, LLC (“SRVP”), a Delaware limited liability company, and PARTS iD, Inc., a Delaware corporation, (together with any affiliate and subsidiaries, successors, and assigns, jointly and severally, the “Company”). SRVP and the Company are each referred herein as (a “Party,” and together, the “Parties”).

WHEREAS, SRVP is a restructuring and turnaround firm that provides interim management, restructuring advice, turnaround and performance improvement services, corporate crisis management, and other related services.

WHEREAS, the Company is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets.

WHEREAS, the Company desires to engage SRVP to make available to the Company the services of Arkady A. Goldinstein to serve as the interim Chief Financial Officer (“Interim CFO”) subject to the terms and conditions of this Engagement Agreement, including the provisions of the Indemnification Rider (as defined below), which is fully incorporated herein.

WHEREAS, upon the mutual agreement of the Parties, SRVP may provide additional employees of SRVP or its affiliates (“Additional Personnel,” and together with the Interim CFO, the “Engagement Personnel”) to carry out the Scope of Engagement, as defined herein.

1.	Scope of Engagement

The Engagement Personnel, in cooperation with the management of the Company and at the direction of the Directing Parties (as defined below), will carry out the following duties (together, and as may be amended from time to time, the “Scope of Engagement”):

a)	undertake an evaluation of the Company’s current financial condition;

b)	oversee and assist in developing and managing cash flow forecast;

c)	participate in defining the Company’s strategic alternatives with respect to a balance sheet restructuring and operational turnaround;

d)	participate in defining cost reduction and operations improvement opportunities;

e)	negotiate with creditors of the Company; and

f)	perform such other activities as the Directing Parties have determined are necessary and consistent with the fiduciary duties of officers of the Company.

SRVP agrees to provide the services within the Scope of Engagement at the direction of the Company’s board of directors (the “Board”), any special subcommittee of the Board, or any C-level executive designated by the Board (collectively, the “Directing Parties”).

The Engagement Personnel providing services to the Company may concurrently perform services similar to those described herein for other clients of SRVP in conjunction with unrelated matters.

2.	Limitation of Duties

Neither SRVP, nor the Engagement Personnel make any representations or guarantees that, inter alia, (i) an appropriate restructuring proposal or strategic alternative can be formulated for the Company, (ii) any restructuring proposal or strategic alternative presented to the Company’s management or the Board will be more successful than all other possible restructuring proposals or strategic alternatives, (iii) restructuring is the best course of action for the Company, or (iv) if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither SRVP, nor the Engagement Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue, any business strategy, or to effect, or not to effect, any transaction. The Engagement Personnel shall be responsible for implementation only of the restructuring proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

Depending on future developments the spread of the COVID 19 virus has the potential to affect the services provided under this Engagement Agreement. Travel, workplace, and mobility restrictions (which shall include measures reasonably mandated by SRVP with respect to its employees and personnel) may restrict travel to the Company and other work sites as well as limit access to facilities, infrastructure, information and personnel of SRVP, the Company or others. Such circumstances may adversely affect the timetable or content of SRVP’S deliverables and completion of the scope of services included in this Engagement Agreement. SRVP will discuss with the Company if SRVP believes that the services may be impacted in this way. The Company accepts and acknowledges that SRVP employees and personnel may attend at the Company’s locations or physically interact with the Company’s employees and personnel in connection with the services, unless SRVP or the Company decide that this should not be the case.

3.	Compensation

a)	Monthly Rates. SRVP will charge a fixed monthly fee per each member of the Engagement Personnel according to the following rate schedule:

Managing Directors	$60,000 – $80,000
Directors	$45,000 – $60,000
Associates	$30,000 – $45,000

Such monthly rates shall be subject to adjustment annually at such time as SRVP adjusts its rates generally.

Initially, Arkady A. Goldinstein will be the sole member of the Engagement Personnel. His rate on this Engagement will be based on 100% of full-time capacity (no less than 40 hours a week) at a monthly agreed-upon rate of $50,000 per month.

SRVP will notify the Company if Additional Personnel are required to perform the tasks within the Scope of Engagement and may request the Company’s approval to add such Additional Personnel to this Engagement, which approval shall not be unreasonably withheld.

Additional Personnel may be added to this Engagement at 100%, 50%, or 25% of each SRVP’S professional’s full-time capacity, which percentages will be applied to the fixed monthly fees above on a pro-rata basis. The Parties agree to discuss monthly rates for any Additional Personnel at the time SRVP makes a request to add such Additional Personnel to this Engagement.

b)	Expense Reimbursements. In addition to the monthly fee and any Success Fee, the Company agrees to reimburse SRVP for SRVP’s reasonable out-of-pocket expenses incurred in connection with this Engagement. Such expenses may include travel, lodging, meals, and office expenses. All expenses will be billed monthly in arrears and will be reimbursed in accordance with Company policy.

c)	Evergreen Retainer. Contemporaneously with the execution of this Engagement Agreement, the Company shall remit to SRVP a retainer in the amount of $50,000, which shall be credited against any amounts due at the termination of this Engagement and, if not fully exhausted, returned upon the satisfaction of all obligations hereunder; provided however, that if the Company commences a Chapter 11 Case (as defined below) the amount of such retainer shall be $175,000, and the Company shall fund the additional $25,000 portion of the retainer on the date immediately preceding the date of commencement of a Chapter 11 Case. At all times during the course of the Engagement, such retainer must be equal to no less than the sum of one-month full-time rates of all the SRVP professionals that comprise the Engagement Personnel and must be topped off if professionals are added to the Engagement Personnel within five (5) business days upon such addition of the SRVP professionals.

d)	Right to Consult With Counsel. The Company acknowledges and agrees that from time to time legal advice or opinions may be necessary or advisable in rendering the services provided for in this Engagement Agreement, and SRVP may consult with the Company’s counsel or independent counsel, in each case, at the Company’s expense. SRVP shall have no liability for anything done or omitted to be done by it in good faith on the advice or opinion of such counsel.

e)	Retention in Chapter 11. In the event the Company commences a case under chapter 11 of the Bankruptcy Code (a “Chapter 11 Case”), the Company agrees to file with the court an application pursuant to sections 105(a) and 363(b) of the Bankruptcy Court seeking authority to retain SRVP to provide the Company an Interim CFO and Additional Personnel (a “Retention Application”). Such Retention Application shall be filed on the date of commencement of a Chapter 11 Case.

f)	Inclusion in a Carve-Out. In any motion seeking approval of any interim and/or final debtor-in-possession and/or cash collateral orders (collectively, the “DIP Financing Orders”) filed in a Chapter 11 Case, the Company shall seek to include SRVP’s fees in any “Carve-Out” as such term, or a term reflecting an analogous concept, may be defined in the DIP Financing Orders.

SRVP invoices its clients in advance on the first day of each calendar month; provided, however, that if the Company commences a Chapter 11 Case, SRVP will invoice the Company in arrears based on the utilization of the Engagement Personnel during the immediately preceding calendar month. All SRVP’s invoices are payable upon receipt and must be paid electronically by wire or ACH.

4.	Term

a)	This Engagement Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated with immediate effect by either party without cause by written notice to the other party.

b)	SRVP will not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for SRVP to continue performance of this Engagement, or other just cause exists.

c)	Upon termination of the Engagement Agreement, any fees and expenses due to SRVP shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

d)	Notwithstanding termination of this Engagement Agreement, if the Company consummates any Transaction during the 12-month period following the termination of this agreement as to which the Success Fee would otherwise be payable under Section 3(b), the Company will pay SRVP the same Success Fee which would have been earned if this Engagement Agreement had not been terminated.

e)	The provisions of this Engagement Agreement that give the Parties rights or obligations beyond its termination (including the Indemnification and Limitation on Liability Agreement) shall survive and continue to bind the Parties.

5.	Information Provided by the Company and Forward-Looking Statements

The Company shall use all reasonable efforts to: (i) provide SRVP with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition, and prospects of the Company that SRVP reasonably requests in connection with the services to be provided under this Engagement Agreement. SRVP shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by SRVP in connection with the services performed for the Company under this Engagement Agreement. The Company acknowledges and agrees that SRVP is not responsible for the accuracy or completeness of such information and that SRVP shall not be responsible for any inaccuracies or omissions therein. SRVP is under no obligation to update data submitted to it or to review any other areas unless specifically requested by the Company to do so.

The Company understands that the services to be rendered by SRVP under this Engagement Agreement may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, SRVP will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

6.	Relationship of the Parties

The Parties intend that an independent contractor relationship will be created by this Engagement Agreement. Neither SRVP, nor any of its personnel or agents (including, without limitation, the Engagement Personnel), is to be considered an employee or agent of the Company and the personnel and agents of SRVP (including, without limitation, the Engagement Personnel) are not entitled to any of the benefits that the Company provides for the Company employees. The Company acknowledges and agrees that services performed by SRVP under this Engagement Agreement shall not constitute an audit, review, or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the American Institute of Certified Public Accountants,, the United States Securities and Exchange Commission, or any other state or national professional or regulatory body.

7.	No Third-Party Beneficiary

The Company acknowledges that all advice (written or oral) provided by SRVP to the Company in connection with this Engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this Engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without SRVP’S prior approval (which shall not be unreasonably withheld), except as required by law.

8.	Conflicts

SRVP is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which the Company has made SRVP aware. Because SRVP and its affiliates and subsidiaries comprise an advisory firm that serves clients on a global basis in numerous cases, both in and out of court, it is possible that SRVP may have rendered or will render services to or have business associations with other entities or persons which had or have or may have relationships with the Company, including creditors of the Company. SRVP will not be prevented or restricted by virtue of providing the services under this Engagement Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided SRVP makes appropriate arrangements to ensure that the confidentiality of information is maintained. If applicable, each of the entities comprising the Company (each, a “Company Entity”) acknowledges and agrees that the services being provided hereunder are being provided on behalf of each of them and each of them hereby waives all conflicts of interest that may arise on account of the services being provided on behalf of any other Company Entity. By its signature below, the Company represents and warrants that each Company Entity has taken all corporate action necessary and is authorized to waive such potential conflicts of interest.

9.	Confidentiality; Non-Solicitation

SRVP shall keep as confidential all non-public information received from the Company in conjunction with this Engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by law; or (iii) as reasonably required in the performance of this Engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. The Company, on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets, agrees that, until two (2) years subsequent to the termination of this Engagement, it will not solicit, recruit, hire or otherwise engage any employee of SRVP or any of its affiliates who worked on this Engagement while employed by SRVP or its affiliates (“Solicited Person”) unless SRVP expressly waives this provision. Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, SRVP shall be entitled to a fee from the Company equal to the Solicited Person’s monthly billing rate at the time of the offer multiplied by twelve (12) for a Managing Director, nine (9) for a Director and six (6) for any other SRVP employee. The Company acknowledges and agrees that this fee fairly represents the loss that SRVP will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

10.	Indemnification and Limitations on Liability

The attached indemnification and limitation on liability agreement is incorporated herein by reference, shall be included in the definition of “Engagement Agreement,” shall be executed upon the acceptance of this Engagement Agreement, and shall survive termination of this Engagement or this Engagement Agreement and remain in full force and effect.

11.	Insurance Coverage

In addition to the indemnification provisions, the Company shall obtain insurance coverage, similar in nature to Directors and Officers’ Liability coverage, but applicable to and to provide coverage for, a Interim CFO, in the amount of at least [ten (10) million dollars], to be effective during the term of this Agreement and for any claim made at least six (6) years after termination.

12.	Joint and Several Liability

To the extent applicable, the Company, on behalf of each Company Entity, agrees that each Company Entity shall be jointly and severally liable to SRVP and its affiliates for all of the Company’s representations, warranties, covenants, liabilities and obligations set forth in this Engagement Agreement. Any beneficiary of this Engagement Agreement may seek to enforce any of its rights and remedies hereunder against any or all Company Entities in any order at any time in its sole discretion.

13.	Data Protection

In the provision of services under this Engagement Agreement, it is expected that the Company and third parties will provide to SRVP certain personally identifiable information or other personal data regarding creditors, employees, and other constituents, the processing or transfer of which may be subject to Data Protection Laws. “Data Protection Laws” means all applicable U.S. and foreign national, federal, state and local laws, rules, regulations or other binding instruments in relation to the processing or protection of personal data, including, but not limited to, the EU General Data Protection Regulation (GDPR). In furtherance thereof, the Company acknowledges and agrees that such information (and work product containing such information) will be transferred by SRVP, on behalf of the Company, to third parties including other agents and professionals of the Company acting within this matter (i.e., the Company’s counsel or other professionals) as well as, at the Company’s direction, other constituents of the Company, including but not limited to creditors and their representatives or professionals, as well as any applicable judicial, regulatory or governmental bodies. The Company acknowledges that such data transfer by SRVP to any third party (rather than a transfer by the Company to any third party) is to be performed for the Company’s convenience and such transfers shall always be deemed to be on the Company’s behalf. Without limiting the foregoing, each Party agrees to comply with Data Protection Laws in connection with this Engagement Agreement.

14.	Miscellaneous

This Engagement Agreement, including, without limitation, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would require deference to the laws of another jurisdiction. The Company and SRVP agree to waive trial by jury in any action, proceeding, or counterclaim brought by or on behalf of the Parties with respect to any matter relating to or arising out of this Engagement Agreement or the performance or non-performance of SRVP hereunder. The Parties agree, to the extent permitted by applicable law, (i) that any Federal Court within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Engagement Agreement; (ii) to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and (iii) to waive any and all personal rights under the law of any jurisdiction to object on any basis. including, without limitation, forum non conveniens, to jurisdiction or venue within the State of New York for any litigation arising in connection with this Engagement Agreement.

This Engagement Agreement shall be binding upon the Parties, their respective heirs, successors, and assigns, and any heir, successor, or assign of a substantial portion of SRVP’S or the Company’s respective businesses or assets, including any chapter 11 trustee. This Engagement Agreement incorporates the entire understanding of the Parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and SRVP. The Company agrees that SRVP may aggregate information provided by or on behalf of the Company during this Engagement with information provided by or on behalf of others and use and disclose that information in de-identified form as part of research and advice, including, without limitation, benchmarking services. Notwithstanding anything herein to the contrary, SRVP may reference or list the Company’s name, logo, or a general description of the services in SRVP’S marketing materials, including, without limitation, on SRVP’S website.

Agreed and accepted by:

PARTS iD, Inc.
(on behalf of itself and any of its subsidiaries)

By:	/s/ John Pendleton
Name:	John Pendleton
Title:	EVP, Legal & Corporate Affairs

SRV Partners, LLC

		By:	Arkady A. Goldinstein
		Name:	Arkady A. Goldinstein
		Title:	Managing Director

INDEMNIFICATION AND LIMITATION ON LIABILITY RIDER

This indemnification and limitation on liability rider (the “Indemnification Rider”) is incorporated by reference into the Engagement Agreement, dated October 30, 2023, by and between SRVP and PARTS iD, Inc..

A. The Company agrees to indemnify and hold harmless each of SRVP, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) to the fullest extent permitted by law, including, but not limited to, against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of SRVP, based on their then current monthly or hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Engagement Agreement (including this Indemnification Rider), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Engagement Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with this Engagement, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party’s gross negligence or willful misconduct and (b) in no event whatsoever will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages, or loss (including any lost profits, savings, or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit, or proceedings) unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit, or proceeding.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. If, at any time whether before or after termination of this Engagements, as a result of or in connection with the Engagement Agreement, or SRVP’S and its personnel’s role under the Engagement Agreement, any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition, or other written, recorded, or oral presentation, or any Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize, or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current monthly or hourly rate.

C. If any action, proceeding, or investigation, to which any Indemnified Party demands indemnification hereunder, is commenced such Indemnified Party will notify the Company with reasonable promptness of the commencement of such an action, proceeding, or investigation; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding, or investigation in which such Indemnified Party is a party or is threatened to be made a party, or otherwise is participating in as a result of or in connection with this Engagement, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. If any such action, proceeding, or investigation, in which an Indemnified Party is a party, is also commenced against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel that represents the Company, at no cost to such Indemnified Party; provided, however, (i) such counsel is reasonably satisfactory to such Indemnified Party and (ii) if the Indemnified Party determines in it is sole discretion that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly reimburse the Indemnified Party for such counsel in accordance with this Indemnification Rider. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense.

D. The Company may settle any claim against an Indemnified Party by any third party only with the written consent of such Indemnified Party. The Company will be liable for any settlement of any claim against an Indemnified Party by any third party made with the Company’s written consent.

E. If a claim for indemnification under this Engagement Agreement is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities, or costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; provided, that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Engagement Agreement. No Party found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any Party that is not found liable for such fraudulent misrepresentation.

E. In the event the Company and SRVP seek judicial approval for the assumption of the Engagement Agreement or authorization to enter into a new engagement agreement pursuant to which SRVP would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action, or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action, or claim, regardless of whether such retention or authorization is approved by any court. The Company will also promptly reimburse the Indemnified Parties for any expenses, including attorneys’ fees and expenses, incurred in seeking payment of any amounts owed to the Indemnified Parties under the Engagement Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim.

F. Neither termination of the Engagement Agreement, nor termination of this Engagement, nor the filing by any Party of a petition under chapter 7 or chapter 11 of the Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect this Indemnification Agreement, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law, or otherwise.